Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares (including any such securities underlying American Depositary Shares) of ZEEKR Intelligent Technology Holding Limited and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of November 21, 2024.

Geely Automobile Holdings Limited

By:	/s/ Gui Sheng Yue
	Name:	Gui Sheng Yue
	Title:	CEO and executive director

Luckview Group Limited

By:	/s/ Gui Sheng Yue
	Name:	Gui Sheng Yue
	Title:	Director